EXHIBIT 23.2
                         CONSENT OF INDEPENDENT AUDITORS

We herby consent to the incorporation by reference in Linkwell Corporation f/k/a Kirshner Entertainment & Technologies, Inc.'s 2005 Equity Compensation Plan's Registration Statement on Form S-8 of our report dated March 30,2005 relating to the consolidated financial statements which appear in Linkwell Corporation f/k/a Kirshner Entertainment & Technologies, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2004 and 2003, filed with the Securities and Exchange Commission and to all references to our firm included in this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


Berkovits, Lago & Company, LLP
Ft. Lauderdale, FL
August 23, 2005


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